Exhibit 99.1

Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034
PRESS RELEASE
April 26, 2007
Avnet, Inc. Reports Record Third Quarter Net Income and Earnings Per Share
Phoenix, Arizona - Avnet, Inc. (NYSE:AVT) today reported net income, including certain charges described below, of $105.2 million, or $0.70 per diluted share, for its third quarter fiscal 2007 ended March 31, 2007. Restructuring, integration and other charges negatively impacted current quarter net income by $4.2 million after-tax, or $0.03 per diluted share. This compares with net income for the third quarter fiscal 2006 of $71.2 million, or $0.48 per share on a diluted basis, which included a $4.0 million after-tax charge, or $0.03 per diluted share, related to restructuring and other charges partially offset by a gain on the sale of businesses. Excluding certain charges in both periods, net income of $109.4 million and diluted earnings per share of $0.73 reached record levels in the third quarter of fiscal 2007, up 45% and 43%, respectively, as compared with the prior year quarter. Included in these results is stock compensation expense of $0.03 and $0.02 per diluted share in the current and prior year third quarters, respectively.
The Company also reported that in conjunction with its acquisition of Access Distribution and reflecting recent industry trends it has reviewed its method of recording revenue related to the sales of supplier service contracts and has determined that such sales will now be classified on a net revenue basis rather than on a gross basis. Although this change reduces reported sales and cost of sales for the Technology Solutions operating group (by $188 million in the current quarter), it has no impact on operating income, net income, cash flow or the balance sheet and will increase profit margins somewhat. Avnet’s sales of supplier service contracts amounted to approximately $400 million in calendar 2006 ($750 million including Access on a pro forma basis), or less than 3% of Avnet’s consolidated sales (See table on page 5 for more details). Including this change and sales from Access, which was acquired on December 31, 2006, the Company reported third quarter fiscal 2007 consolidated sales of $3.90 billion, up 8.0% as compared with sales of $3.61 billion in last year’s third quarter. Pro forma sales, including sales of Access in the prior year period and the change related to the sale of supplier service contracts and excluding sales from divested businesses, were up 1% as compared with a year ago. Revenues would have been $4.09 billion in the current year quarter had sales of supplier service contracts been recorded on a gross basis.
The results for the third quarters of fiscal 2007 and 2006 include certain items as described herein, the mention of which management believes is useful to investors when comparing operating performance with prior periods. More detail on the reasons for providing this information are set forth in the Non-GAAP Financial Information section which appears on page 4 of this press release. The items affecting the current fiscal year third quarter are described below and the items affecting the prior year quarter are described on page 5.

Third Quarter Fiscal 2007:
•	Restructuring and other charges including severance, integration costs, write-down of certain assets and other charges resulting primarily from the Company’s acquisition and integration of Access into Avnet’s existing business and other cost reduction initiatives.

•	An additional gain due to a contingent purchase price payment received on the sale of Technology Solutions’ single tier businesses in the Americas.

	Operating	Pre-tax
Quarter ended March 31, 2007	Income	Income	Net Income	Diluted EPS
	(in thousands, except per share data)
GAAP results	$172,559	$158,067	$105,179	$0.70
Restructuring, integration and other charges	8,521	8,521	6,011	0.04
Gain on sale of business	—	(3,000)	(1,814)	(0.01)

Total adjustments	8,521	5,521	4,197	0.03

Adjusted results	$181,080	$163,588	$109,376	$0.73

Operating income in the current quarter was $172.6 million, a third quarter record, up 42% as compared with the third quarter fiscal 2006 operating income of $121.9 million, both periods including certain charges described in the tables herein. Excluding these charges, current quarter operating income was a third quarter record $181.1 million, up 30.4% over last year’s operating income of $138.9 million. Operating income as a percentage of sales, excluding the charges noted above, was 4.6% in the third quarter fiscal 2007.
Roy Vallee, Chairman and Chief Executive Officer, commented, “This quarter has many exciting highlights and the one that is most significant is our operating income margin expansion despite relatively weak sales. Without the impact of the change related to sales of supplier service contracts mentioned above, the March 2007 quarter marks the first time that we have delivered operating margins at both operating groups and at the enterprise level within the range of our long-term goals. This steady improvement has been consistent across both operating groups and all three regions. The focus and discipline that we have instilled in the organization over the last several years while implementing a value based management philosophy has had a dramatic impact on our financial results. This strong Q3 performance drove our rolling four quarter return on capital employed (ROCE) to almost 11% as we continue to progress towards our goal of 12.5%. We are building an organization that is consistently delivering long-term shareholder value creation.”
Electronics Marketing (EM) sales of $2.44 billion in the third quarter fiscal 2007 were essentially flat year over year and up 1.6% when adjusted for divestitures. EM sales in EMEA increased 7.4% year over year while the Americas and the Asia regions decreased 5.9% and 1.1%, respectively. Excluding divestitures and the impact of foreign currency translation, year over year growth at EM EMEA was 3.4%. EM operating income of $141.6 million for third quarter fiscal 2007 was up 15.4% over the prior year third quarter operating income of $122.8 million and operating income margin of 5.8% was up 77 basis points over the prior year quarter representing the fifth consecutive quarter of operating margin in excess of 5.0%.
Mr. Vallee added, “Reaching our long-term business model range at Electronics Marketing for operating income margin is a significant milestone and I applaud our global team for reaching this vital milestone. Despite slower sales growth, we are encouraged by the positive book to bill ratio for the quarter and are very pleased with the continuing improvement in our financial metrics. The continued focus on profitable growth and operational efficiency is having a positive impact on gross margin as well as on operating income and margin at EM. This improvement is not limited to the income statement as improvements in working capital metrics drove working capital velocity to a record 4.8 times at Electronics Marketing in the third quarter of fiscal 2007. The combination of higher margins and working capital velocity raised EM’s return on working capital (ROWC) by 387 basis points over the prior year quarter, approaching our 30% goal.”
Technology Solutions (TS) sales of $1.46 billion in the third quarter fiscal 2007 were up 25.0% year over year on a reported basis and essentially flat on a pro forma basis when adjusted for the acquisition of Access Distribution, the divestiture of Avnet Enterprise Solutions and the change related to the sales of supplier service contracts. On a pro forma basis, third quarter fiscal 2007 sales in the Americas and EMEA were down 0.6% and 1.3%, respectively, year over year while sales in Asia were up 1.8%. TS operating income was $60.6 million in the third quarter fiscal 2007, a 61.0% increase as compared with third quarter fiscal 2006 operating income of $37.6 million, and operating income margin of 4.2% increased by 93 basis points over the prior year third quarter, benefited in part (47 basis points) by the net revenue treatment of the sales of supplier service contracts.
Mr. Vallee further added, “With the addition of Access Distribution, Technology Solutions added roughly $2 billion of annualized revenue along with an expanded customer and supplier base. The integration of the Access business into Avnet’s Technology Solutions Group is proceeding on schedule and we anticipate the integration being essentially complete by the end of June 2007 with projected annual costs savings of at least $15 million. Although total TS sales came in below expectations as a result of severe weakness in microprocessors, TS delivered its fifteenth straight quarter of year-over-year improvement in operating income dollars and margin, excluding the change related to the sales of supplier service contracts.”
During the third quarter of fiscal 2007, the Company generated $251 million of free cash flow (as defined later in this release) excluding cash used for acquisitions. As a result, the Company ended the quarter with $337 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $930 million. During the quarter, the Company completed a debt offering of $300 million aggregate principal amount of 5.875% Notes due 2014 and used the net proceeds to repay borrowings under its revolving credit facility and its accounts receivable securitization program that were used to fund the acquisition of Access.
Ray Sadowski, Chief Financial Officer, stated, “Once again, our earnings growth and disciplined working capital management allowed us to generate a significant amount of free cash flow before taking into account cash used for acquisitions. When you combine the second and third quarters of fiscal 2007, we generated $486 million of free cash flow excluding cash used for acquisitions, which was more than the cash used to acquire Access Distribution; thereby, in essence, paying for the acquisition from cash generated since the transaction was announced. Also during the quarter, we were able to complete a debt offering at a very attractive interest rate giving us more flexibility to fund future growth and improve shareholder returns.”
Outlook
For Avnet’s fourth quarter fiscal 2007, management expects sales at EM to be in the range of $2.42 billion to $2.52 billion and anticipates sales for TS to be between $1.68 billion to $1.78 billion. Therefore, Avnet’s consolidated sales are forecasted to be $4.10 billion to $4.30 billion for the fourth quarter of fiscal 2007. Management expects the fourth quarter earnings to be in the range of $0.73 to $0.77 per share, including approximately $0.02 per share related to the expensing of stock-based compensation. The above EPS guidance does not include the amortization of intangible assets and additional integration charges related to the acquisition of Access Distribution as those amounts have not yet been determined.

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with the post-closing integration of Access Distribution, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The non-GAAP financial information is used to reflect the Company’s results of operations excluding certain items that have arisen from restructuring, integration and other charges in the periods presented.
Management believes that operating income adjusted for restructuring, integration and other charges is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of restructuring, integration and other charges as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management similarly believes net income and diluted earnings per share adjusted for the impact of the items discussed above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Third Quarter Fiscal 2006
The results for the third quarter of fiscal 2006 include certain items as described below, the mention of which management believes is useful to investors when comparing operating performance with other periods.
•	Restructuring and other charges, including inventory writedowns for terminated lines (recorded in cost of sales), severance, integration costs and other charges resulting primarily from the Company’s acquisition and integration of Memec into Avnet’s existing business.

•	Restructuring charges, including severance and reserves for non-cancelable lease commitments, and other charges resulting from actions taken following the divestiture of certain end user business lines of Technology Solutions in the Americas, certain cost-cutting initiatives in the Technology Solutions business in the EMEA region and other items.

•	A gain on the sale of Technology Solutions single tier businesses in the Americas.

	Operating	Pre-tax
Quarter ended April 1, 2006	Income	Income	Net Income	Diluted EPS
	(in thousands, except per share data)
GAAP results	$121,880	$107,422	$71,167	$0.48
Restructuring, integration and other charges	16,970	16,970	11,243	0.08
Gain on sale of business	—	(10,950)	(7,254)	(0.05)

Total adjustments	16,970	6,020	3,989	0.03

Adjusted results	$138,850	$113,442	$75,156	$0.51

Pro Forma Sales
Pro forma sales to include the impact of the classification of sales of supplier service contracts on an agency (net) basis, the impact of divestitures affecting both EM and TS and sales of Access Distribution which was acquired on December 31, 2006 are reflected in the table below.

	Sales	Gross to	Divested	Access	Adjusted
	as Reported	Net Impact	Sales	Sales	Sales
			(in thousands)
Q1 Fiscal 2007	$3,648,400	$(95,810)	$—	$431,084	$3,983,674
Q2 Fiscal 2007	3,891,180	(118,607)	—	491,457	4,264,030

First six months of Fiscal 2007	$7,539,580	$(214,417)	$—	$922,541	$8,247,704

Q1 Fiscal 2006	$3,268,265	$(87,299)	$(74,695)	$409,411	$3,515,682
Q2 Fiscal 2006	3,759,112	(112,811)	(87,527)	472,763	4,031,537
Q3 Fiscal 2006	3,614,642	(93,355)	(59,273)	413,641	3,875,655
Q4 Fiscal 2006	3,611,611	(93,861)	(13,657)	559,487	4,063,580

Fiscal year 2006	$14,253,630	$(387,326)	$(235,152)	$1,855,302	$15,486,454

Cash Flow Activity
The following table summarizes the Company’s cash flow activity for the third quarters and the first nine months of fiscal 2007 and 2006, including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from (used for) working capital. Similar to free cash flow, management believes that this breakout is an important measure to help management and investors understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Third Quarters Ended		Nine Months Ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006
		(in thousands)
Net income	$105,179	$71,167	$268,410	$145,700
Non-cash and other reconciling items	34,801	25,541	131,584	107,213
Cash flow generated from (used for) working capital (excluding cash and cash equivalents)	72,529	(94,439)	23,572	(411,644)

Net cash flow generated from (used for) operations	212,509	2,269	423,566	(158,731)
Cash flow generated from (used for):
Purchases of property, plant and equipment	(12,095)	(14,108)	(39,714)	(38,175)
Cash proceeds from sales of property, plant and equipment	2,018	621	2,980	2,250
Effect of exchange rates on cash and cash equivalents	2,403	2,060	6,187	(477)
Other, net financing activities	46,553	4,195	56,123	27,774

	251,388	(4,963)	449,142	(167,359)

Acquisitions of operations, net	(404,856)	(6,625)	(409,036)	(310,647)

Net free cash flow	$(153,468)	$(11,588)	$40,106	$(478,006)

Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 250 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended July 1, 2006, Avnet generated revenue of $14.25 billion. For more information, visit www.avnet.com.
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED
	MARCH 31,	APRIL 1,
	2007 *	2006 *
Sales	$3,904.3	$3,614.6

Income before income taxes	158.1	107.4

Net income	105.2	71.2

Net income per share:
Basic	$0.71	$0.49
Diluted	$0.70	$0.48

	NINE MONTHS ENDED
	MARCH 31,	APRIL 1,
	2007 *	2006 *
Sales	$11,443.8	$10,642.0

Income before income taxes	405.9	219.9

Net income	268.4	145.7

Net income per share:
Basic	$1.82	$1.00
Diluted	$1.81	$0.99

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	MARCH 31,	APRIL 1,	MARCH 31,	APRIL 1,
	2007 *	2006 *	2007 *	2006 *
Sales	$3,904,262	$3,614,642	$11,443,842	$10,642,020
Cost of sales (Note 1 * )	3,369,465	3,142,588	9,946,809	9,284,897

Gross profit	534,797	472,054	1,497,033	1,357,123

Selling, general and administrative expenses	353,717	334,645	1,007,166	1,014,867
Restructuring, integration and other charges (Note 1 * )	8,521	15,529	8,521	54,202

Operating income	172,559	121,880	481,346	288,054

Other income (expense), net	2,400	(246)	8,781	4,591
Interest expense	(19,892)	(25,162)	(59,919)	(72,006)
Gain on sale of businesses (Note 2*)	3,000	10,950	3,000	10,950
Debt extinguishment costs (Note 3 * )	—	—	(27,358)	(11,665)

Income before income taxes	158,067	107,422	405,850	219,924

Income tax provision	52,888	36,255	137,440	74,224

Net income	$105,179	$71,167	$268,410	$145,700

Net earnings per share:
Basic	$0.71	$0.49	$1.82	$1.00

Diluted	$0.70	$0.48	$1.81	$0.99

Shares used to compute earnings per share:
Basic	148,712	146,373	147,466	145,707

Diluted	149,994	147,413	148,442	147,062

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	MARCH 31,	JULY 1,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$337,140	$276,713
Receivables, net	2,918,411	2,477,043
Inventories	1,712,834	1,616,580
Prepaid and other current assets	108,097	97,126

Total current assets	5,076,482	4,467,462
Property, plant and equipment, net	172,308	159,433
Goodwill	1,424,167	1,296,597
Other assets	311,139	292,201

Total assets	6,984,096	6,215,693

Less liabilities:
Current liabilities:
Borrowings due within one year	91,157	316,016
Accounts payable	1,889,372	1,654,154
Accrued expenses and other	524,916	468,154

Total current liabilities	2,505,445	2,438,324
Long-term debt, less due within one year	1,175,895	918,810
Other long-term liabilities	72,898	27,376

Total liabilities	3,754,238	3,384,510

Shareholders’ equity	$3,229,858	$2,831,183

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	NINE MONTHS ENDED
	MARCH 31,	APRIL 1,
	2007	2006
Cash flows from operating activities:

Net income	$268,410	$145,700

Non-cash and other reconciling items:
Depreciation and amortization	38,883	51,158
Deferred income taxes	50,622	4,715
Non-cash restructuring and other charges	1,292	14,607
Stock-based compensation	18,555	12,176
Other, net	22,232	24,557

Changes in (net of effects from business acquisitions):
Receivables	109,869	(219,211)
Inventories	66,311	(89,774)
Accounts payable	(139,619)	(7,934)
Accrued expenses and other, net	(12,989)	(94,725)

Net cash flows provided by (used for) operating activities	423,566	(158,731)

Cash flows from financing activities:
Issuance of notes in public offerings, net of issuance costs	593,169	246,483
Repayment of notes	(505,035)	(256,325)
(Repayment of) proceeds from bank debt, net	(67,219)	50,410
Repayment of other debt, net	(594)	(583)
Other, net	56,123	27,774

Net cash flows provided by financing activities	76,444	67,759

Cash flows from investing activities:
Purchases of property, plant, and equipment	(39,714)	(38,175)
Cash proceeds from sales of property, plant and equipment	2,980	2,250
Acquisitions of operations, net	(409,036)	(310,647)

Net cash flows used for investing activities	(445,770)	(346,572)

Effect of exchange rates on cash and cash equivalents	6,187	(477)

Cash and cash equivalents:
- increase (decrease)	60,427	(438,021)
- at beginning of period	276,713	637,867

- at end of period	$337,140	$199,846

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	MARCH 31,	APRIL 1,	MARCH 31,	APRIL 1,
	2007	2006	2007	2006
SALES:

Electronics Marketing	$2,444.6	$2,446.6	$7,213.8	$6,815.1

Technology Solutions	1,459.7	1,168.0	4,230.0	3,826.9

Consolidated	$3,904.3	$3,614.6	$11,443.8	$10,642.0

OPERATING INCOME (LOSS):

Electronics Marketing	$141.6	$122.8	$386.3	$284.3

Technology Solutions	60.6	37.6	163.6	125.5

Corporate	(21.1)	(21.5)	(60.1)	(58.5)

	181.1	138.9	489.8	351.3

Restructuring, integration and other charges	(8.5)	(17.0)	(8.5)	(63.2)

Consolidated	$172.6	$121.9	$481.3	$288.1

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2007
(1) The results for fiscal 2007 included restructuring, integration and other charges, amounting to $8,521,000 pre-tax, $6,011,000 after tax and $0.04 per share on a diluted basis for the third quarter and nine months ended March 31, 2007. The charges resulted from integration activity related to the December 31, 2006 acquisition of Access Distribution as well as certain cost-reduction initiatives implemented during the quarter as part of the Company’s continued focus on operating efficiency, which consisted primarily of severance, the write-down of certain assets, incremental costs incurred during the integration period and other charges.
    The results for the third quarter of fiscal 2006 included restructuring, integration and other charges amounting to $16,970,000 pre-tax ($1,441,000 of which is included in cost of sales), $11,243,000 after tax and $0.08 per share on a diluted basis, and the results for the nine months ended April 1, 2006 included restructuring, integration and other charges of $63,179,000 pre-tax ($8,977,000 of which is included in cost of sales), $42,608,000 after tax and $0.29 per share on a diluted basis. The integration costs and the majority of the restructuring and other charges resulted from certain actions taken and costs incurred in all three regions resulting from the July 5, 2005 acquisition and integration of Memec. The remainder of the restructuring and other charges related to other actions taken by the Company as a result of the divestiture of two businesses and other cost reduction initiatives in addition to other items further discussed below.
    The restructuring and other charges for the third quarter and nine months ended April 1, 2006 included severance costs related to reductions of Avnet personnel and charges related to the consolidation of certain Avnet leased facilities resulting from the integration of Memec’s personnel and facilities and resulting from the divestiture in the third quarter of two business lines within Technology Solutions’ Americas operations. The restructuring and other charges also included writedowns of certain owned assets and capitalized IT-related initiatives that were rendered redundant as a result of the facilities reductions and other actions noted above. Also included in the restructuring and other charges for the third quarter and first nine months of fiscal 2006 were writedowns of certain inventory for terminated lines, with such charges recorded through cost of sales in the accompanying consolidated statements of operations. The restructuring and other charges for the third quarter and nine months ended April 1, 2006 also include a charge associated with the curtailment of a UK-based pension plan and other one-time costs. Finally, restructuring and other charges for the first nine months included the second fiscal quarter writedown to fair market value of two owned warehouse and administrative buildings that the Company has vacated.

(2) The results for the third quarter and nine months ended March 31, 2007 included a gain on the sale of businesses of $3,000,000 pre-tax, $1,814,000 after tax, and $0.01 per share on a diluted basis. During the third quarter, the Company received a contingent purchase price payment related to the fiscal 2006 sale of Technology Solutions’ single tier businesses in the Americas.
    The results for the third quarter and nine months ended April 1, 2006 included a gain of $10,950,000 pre-tax resulting from the sale of Technology Solutions’ single tier businesses in the Americas. After tax, the gain was $7,254,000 and $0.05 per share on a diluted basis for both the third quarter and nine months ended April 1, 2006.
(3) During the first nine months of fiscal 2007, the Company incurred debt extinguishment costs amounting to $27,358,000 pre-tax, $16,538,000 after tax and $0.11 per share on a diluted basis. In September 2006, the Company elected to redeem on October 12, 2006 all of its outstanding 9 3/4% Notes due February 15, 2008. The costs incurred as a result of the election notice included $20,322,000 for a make-whole redemption premium, $4,939,000 associated with the termination of two interest rate swaps that hedged $200,000,000 of the 9 3/4% Notes, and $2,097,000 to write-off certain deferred financing costs. The Company used the net proceeds from the issuance in the first quarter of $300,000,000 principal amount of 6.625% Notes due September 15, 2016, plus available liquidity, to repurchase the 9 3/4% Notes on October 12, 2006.
    During the first nine months of fiscal 2006, the Company incurred debt extinguishment costs amounting to $11,665,000 pre-tax, $7,052,000 after tax and $0.05 per share on a diluted basis. These costs related to the Company’s repurchase of $254,095,000 principal amount of the Company’s 8.00% Notes due November 15, 2006. The Company used the proceeds from the issuance during the first quarter of $250,000,000 principal amount of 6.00% Notes due September 1, 2015, plus cash on hand, to fund this repurchase.